Exhibit 10.29

SETTLEMENT AGREEMENT

This AGREEMENT (the "Agreement") is hereby entered into as of November 25, 2003 by and between Purepac Pharmaceutical Co., a Delaware corporation, with a place of business at 200 Elmora Avenue, Elizabeth, NJ 07207, and IVAX Pharmaceuticals, Inc., a Florida corporation, with a place of business at 4400 Biscayne Boulevard, Miami, FL 33137.

WITNESSETH

WHEREAS, Purepac and IVAX are engaged in the business of developing, manufacturing and/or marketing generic pharmaceuticals;

WHEREAS, disputes have arisen between Purepac and IVAX concerning the FDA's grant of final marketing approval and 180-day generic marketing exclusivity to IVAX for Metformin extended release 500 mg tablets. These disputes have resulted in pending litigation, Purepac Pharmaceutical Co., v. Tommy G. Thompson and Mark B. McClellan and IVAX Pharmaceuticals, Inc., as Intervenor-Defendant., filed in the United States District Court for the District of Columbia (the "District Court"), Case No. CV-03-02210 (TPJ) (the "Action");

WHEREAS, the parties wish to avoid the uncertainty regarding 180-Day Exclusivity for Metformin extended release 500 mg tablets and desire to fully and finally settle and resolve all differences or disputes relating to the Action; and

WHEREAS, Purepac and IVAX wish to insure that a Metformin Product is available to the public in a timely manner;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1. Definitions

1.1    "180-Day Exclusivity" shall mean the period defined in 21 U.S.C. 355(j)(5)(B)(iv) alone or shared with others.

1.2    "Affiliates" shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, that party. For purposes of this Agreement, the term "controlled" (including the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the direct or indirect ability or power to direct or cause the direction of management policies of such Person or otherwise direct the affairs of such Person, whether through ownership of voting securities or otherwise.

1.3    "ANDA" shall mean an Abbreviated New Drug Application filed with the FDA pursuant to 21 V.S.C. 355(j).

1.4    "BMS Patent" shall mean U.S. Patent No. 6,475,521, which issued on November 15, 2002, and any U.S. or non-U.S. patent or patent application that publishes or issues in any country which claims priority based on either or both of U.S. patent application serial number 09/044,446, which was filed in the U.S. on March 19, 1988, or U.S. patent application serial number 09/398,107, which was filed in the U.S. on September 16, 1999, including all continuations, continuations in part, divisiona1s, reexaminations, extensions or reissues of any such patents or patent applications.

1.5    "Cost of Goods Sold" shall mean One Hundred Dollars ($100.00) per kilogram of active drug substance included in the Metformin Product. For clarity purposes one bottle containing 100 pills of 500 mg, Metformin Product is equal to $5.00 of "Cost of Goods Sold".

1.6    "Effective Date" shall mean the date on which the Court executes the Order and Stipulation immediately dissolving the temporary restraining order entered by the Court in the Action on October 29, 2003.

1.7    "FDA" shall mean the United States Food and Drug Administration, and any successor entities thereto.

1.8    "GAAP" shall mean generally accepted accounting principles in the United States.

1.9    "IVAX" shall mean IVAX Pharmaceuticals, Inc. and its Affiliates.

1.10   "IVAX ANDA" shall mean ANDA No. 76-545, Metformin extended release 50Omg tablets.

1.11   "IVAX Metformin Product" shall mean Metformin Product sold under the IVAX ANDA or any other ANDA, which is owned by IVAX during the Payment Period and pertains to Metformin Product.

1.12   "Metformin Product" shall mean any metformin extended release 500mg tablet product.

1.13   "Net Profit" shall mean Net Sales less Cost of Goods Sold.

1.14   "Net Sales" shall mean gross invoiced sales of Metformin Product by a party in the Territory during the Payment Period, less the following to the extent related to the Metformin Product sold during the Payment Period:

1.14.1.   any statutory or contractual liability for rebates to be paid to or for the benefit of any government entity including, but not limited to, rebates to be paid pursuant to the Medicaid rebate legislation and state and local government rebate programs;

1.14.2.   cash discounts for prompt payment of invoices by customers consistent with the historical experience of the party's business;

1.14.3.   Recall Costs (Recall Costs shall mean any direct monies or credits paid or payable to customers as a result of Metformin Product recalled in the first twelve (12) months from the start of the 180-Day Exclusivity Period.) The amount of Recall Costs for the party not responsible for the recall, shall not exceed the dollar value of Net Profit realized by that party from the sale of such Metformin Product recalled;

1.14.4.   any liability payable to customers for rebates or fees (including, but not limited to, administrative, marketing and educational fees) consistent with the historical experience of the party's business; and

1.14.5.   any adjustments granted to customers for repayments, allowances or credits for rejected or returned Metformin Product, retroactive price adjustments (e.g., floorstock adjustments), reprocurement fees, free Metformin Product provided to customers in lieu of discounts or rebates, damaged Metformin Product, promotional allowances, or chargebacks, payments to customers in respect of margin sharing arrangements, or other discounts and deductions payable to customers required to be accrued in accordance with GAAP, consistently applied, and consistent with the party's historical practice.

The above deductions from gross invoice price shall be accrued in accordance with U.S. GAAP, applied on a consistent basis, and consistent with the party's historical practice. All such accruals shall be subject to further "true up" pursuant to Section 3.9.

If a party sells any Metformin Product directly or indirectly to an Affiliate, and such Affiliate thereafter sells Metformin Product to an independent third party, only the revenues of the sale of Metformin Product by such Affiliate to such independent third party shall be used in the calculation of Net Sales.

Any discount, allowance, adjustment, rebate, management fee or wholesaler chargeback for Metformin Product that is given to a customer due to the purchase of a product other than Metformin Product, or due to the purchase of a service not related to the Metformin Product, shall not be taken into consideration for the calculation of Net Sales.

1.15.   "Payment Period" means the period commencing on the date of the first commercial sale in the Territory of Metformin Product by either IVAX or Purepac and continuing through the remainder of the Term.

1.16.   "Person" shall mean a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any governmental authority or any other entity or organization.

1.17   "Purepac" shall mean Purepac pharmaceutical Co. and its Affiliates.

1.18   "Purepac ANDA" shall mean ANDA No. 76-450, metformin extended release 500-mg tablets.

1.19.   "Term" shall have the meaning set forth in paragraph 7.1

1.20.   "Territory" shall mean the United States, including the District of Columbia and the territories, protectorates, possessions and commonwealths of the United States of America, including Puerto Rico.

Unless the context clearly indicates otherwise the words "party" and "parties" shall mean and refer to IVAX, on the one hand, and Purepac on the other hand.

2.   Dismissal of Action. Promptly upon the execution and delivery of this Agreement, each of Purepac and IVAX will execute and send to the federal defendants in the Action a joint stipulation of dismissal of the Action without prejudice (attached as Exhibit A), and use its best efforts to obtain from federal defendants their execution of the joint stipulation of dismissal and upon such execution, shall promptly file the joint stipulation with the Court. The filing of Exhibit A with the Court shall be considered notice that Purepac has withdrawn all objections and claims for injunctive relief that it had or may have relating to the FDA's grant of final marketing approval and 180-Day Exclusivity to IVAX for the IVAX Metformin Product. Purepac's right and ability to reassert any of the claims asserted in the Action is limited by the terms of paragraphs 5.3.2 and 5.3.3 below. In the same dismissal papers, Purepac will also inform the Court that the parties have stipulated to the immediate dissolution of the temporary restraining order entered by the Court on October 29, 2003. Each party shall bear its own costs and attorney's fees.

3.   Financial Terms

3.1.   IVAX. IVAX shall pay Purepac 50% of Net Profit on IVAX' sales of Metformin Product during the Payment Period.

3.2.   Purepac. Purepac shall pay IVAX 50% of Net Profit on Purepac's sales of Metformin Product during the Payment Period.

3.3.   Net Profit Reports. The party required to pay a percentage of Net Profit on sales of Metformin Product (a "Net. Profit Share") shall furnish to the other party, within 15 business days after the end of each calendar month and at the end of each calendar quarter, a written report pertaining to the Net Sales of Metformin Product in such month and quarter as follows:

3.3.1.   each report shall show the gross sales of all Metformin Products, on a product by product basis, sold by the party selling the Metformin Product, its Affiliates, assignees and sublicensees during the reporting period, together with the calculations of Net Profit and Net Sales in the format attached as Exhibit C; and

3.3.2.   each report shall show the Net Profit Share payable, which shall have accrued hereunder.

3.3.3.   it is acknowledged by the non-reporting party that the monthly reports shall be for informational purposes only and are not necessarily indicative of the Net Profits and Net Sales which will be reported in the quarterly Net Profit Report or the share of Net Profits payable hereunder. Neither party shall have any liability or obligation to the other party for information included in the monthly Net Profit Reports since only the Net Profit Reports delivered upon the end of each calendar quarter will reflect a formal accounting close.

3.4.    Accounting. Accounting of all amounts hereunder, including but not limited to grossed invoiced sales, Net Sales, and Net Profit shall be in accordance with U.S. GAAP, consistently applied, and consistent with the party's historical practice.

3.5.    Payments.

3.5.1.   All amounts hereunder shall be payable, and shall be expressed in, United States Dollars.

3.5.2   Except as otherwise provided herein amounts accruing during the period covered by each quarterly Net Profit Report provided for under this Section 3 of this Agreement shall be due and payable within 30 days after the date such quarterly Net Profit Report is due for a calendar quarter's end.

3.5.3.   During the first five (5) months of the Payment Period, subject to and so long as IVAX retains sole 180-Day Exclusivity for Metformin Product, IVAX shall pay to Purepac a monthly minimum advance against Net Profits due on sales of Metformin Product by IVAX as follows:

    Three Million Dollars ($3,000,000) for the first calendar month of the Payment Period, payable within 30 days following the end of such month;

    Three Million Dollars ($3,000,000) for the second calendar month of the Payment Period, payable at the end of such calendar month; and

    Two Million Dollars ($2,000,000) for each of the third, fourth and fifth calendar months of the Payment Period, payable at the end of each of such calendar months.

IVAX' obligations under this paragraph 3.5.3 shall (a) immediately cease if IVAX fails to obtain or loses l80-Day Exclusivity for Metformin Product or (b), in the event Purepac begins commercial sale of Metformin Product during the 180- Day Exclusivity period, cease upon the later of (x) the second month of the Payment Period and (y) the calendar month in which Purepac commences commercial launch of Metformin Product. All payments made under this paragraph 3.5.3 shall be fully creditable against Net Profits due pursuant to paragraph 3.5.2 above. In the event the payments made by IVAX exceed the Net Profits due Purepac for the applicable calendar quarter, Purepac shall repay to IVAX the amount of any such over-payments within 30 days after the date the Net Profit Report is provided by IVAX.

3.5.4.   All payments shall be made by wire transfer, on or before the date due, to an account designated by the party receiving payment.

for Purepac the wire transfer account

Account:	Purepac Pharmaceutical Co.
Bank:	Fleet Bank
Account No.	9429248288
ABA Routing No.	021200339
Reference:	Ivax

for IVAX the wire transfer account is

Bank:	Bank of America
ABA Routing No.	071-000-039
Account:	IVAX Pharmaceutica1
Account No.:	81883-01167
Reference:	Purepac

3.6.   December Sales Forecasts. IVAX shall, no later than December 12, 2003, provide to Purepac a good faith estimate of the Net Sales for the month of December for the Metformin Product.

3.7.   Records. Each party and its Affiliates shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the calculation of Net Profit (including the records upon which the "true up" required by Section 3.9 is based). Such books and the supporting data shall be open at reasonable times and upon reasonable notice during the Term of this Agreement and for two (2) years after its termination, but for not more than a period of two (2) years after the period to which such books and supporting data relate, to inspection by a firm of independent certified pubic accountants, selected by the inspecting party and reasonably acceptable to the party being inspected, for the purpose of verifying the amounts payable under this Agreement; provided, however, that such inspection shall not occur more than once. At the request of the inspecting party, the other party shall make available during such inspection customer inventory records for each of its customers, which it has in its possession, as of the last day of the Payment Period. The cost of such inspection shall be born by the inspecting party; provided, however, that in the event that the results of the audit demonstrate an underpayment equal to or greater than five percent of the amounts due and owing for the period audited, then the costs of the audit shall be borne by the other party. The amount of any underpayment shall be reported in writing to both parties and, unless the party whose books and records were inspected disagrees with the results of the inspection, such party shall promptly pay such underpayment amount to the inspecting party. If the underpayment reported has not been paid within ten business days after receipt of the results of said inspection, the inspecting party shall have the right to present such dispute to final and binding arbitration held in Washington D.C. pursuant to the rules of the American Arbitration Association. The arbitration shall be heard before three arbitrators, one to be chosen by each party and the third to be chosen by those two arbitrators. The accountants conducting the inspection shall not disclose any information to the inspecting party other than the amount of any underpayment and shall execute a confidentiality agreement, in form and substance reasonably satisfactory to the inspected party, evidencing their agreement to maintain the confidentiality of the information obtained during the inspection; providing that such confidentiality agreement shall permit the accountant to share such information with counsel to the inspecting party for the purpose of the arbitration pursuant to this Section.

3.8.   Late Payments. Undisputed past due amounts not paid by a party within ten (10) days after its receipt of written notice of the delinquency from the other party shall bear interest at the rate of 1.0% per month to cover costs of collection as well as interest, or, if lower, the maximum rate allowed by law.

3.9.   "True-up" of Net Sales. Within 120 days after the expiration of 180-Day Exclusivity, the parties agree to allow for a "true-up" calculation of Net Sales set forth in Section 1.14.1 through 1.14.5 consistent with this Section. The "true-up" calculation shall be based on actual cash paid or credits issued for sales-related deductions, plus accruals for contractual obligations arising during the 180-Day Exclusivity Period not yet paid, as described under Section 1.14 for the full Payment Period. The "true-up" calculations will be calculated on a first-in first-out accounting basis for purposes of calculating all charges incurred during the period. The net difference between payments for Net Profits originally made under this Agreement and the value of Net Profits utilizing actual cash paid for the deductions described under Section 1.14, plus accruals for contractual obligations arising during the 180-Day Exclusivity Period not yet paid, will be adjusted and settled in cash by the relevant party within such 120-day period.

4.   Distribution of Products.

4.1.   Marketing Best Efforts. IVAX shall use its commercially reasonable efforts to promptly market Metformin Product as soon as possible after the dismissal of the Action and reinstatement of its final marketing approval from FDA (to which Purepac will stipulate in its dismissal papers). For avoidance of doubt, both parties agree that the commercial marketing of the Metformin Product shall not be deterred by the BMS Patent unless BMS commences or threatens litigation against either of the parties with respect to the BMS Patent.

4.2.   Purepac Approval. If, during the Term, Purepac receives tentative approval from the FDA under the Purepac ANDA, such that the only impediment to final approval for Purepac's ANDA for Metformin Product is IVAX' 180-day exclusive marketing period and Purepac desires to begin commercial sale of its Metformin Product, Purepac and IVAX shall cooperate and promptly take all regulatory actions necessary to selectively waive IVAX' 180-Day Exclusivity to Purepac to permit Purepac to also commence commercial marketing of its own Metformin Product. Purepac shall not be entitled to waive or assign this exclusivity to any other party. This selective waiver shall not in any way prevent or be deemed to prevent IVAX' continued commercial marketing of IVAX Metformin Product during the Term.

4.3.   Pricing and Distribution Discretion. Purepac shall have sole and full independent discretion with respect to price and other terms and conditions of sale to its customers. IVAX shall have sole and full independent discretion with respect to price and other terms and conditions of sale to its customers. Notwithstanding the foregoing, IVAX and Purepac shall use commercially reasonable efforts during the Term to maximize Net Sales of their respective Metformin Product. Neither IVAX nor Purepac shall be limited in any manner in manufacturing for its own resale, or obtaining from any third party source for its own resale additional Metformin Product.

4.4.   No Further Waiver. IVAX shall not transfer or waive its 180-Day Exclusivity to any Person other than Purepac.

5.    Representations, Warranties and Covenants.

5.1.   Organization Power and Authority. Each party hereby represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; that it has all necessary corporate power and authority to enter into, and be bound by the terms and conditions of this Agreement and to perform its obligations hereunder.

5.2.   Due Authority. Each party hereby represents and warrants that the execution, delivery and performance by such party of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all necessary corporate action by such party; this Agreement is the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms and all Persons who have executed this Agreement on behalf of such parties have been duly authorized to do so by all necessary corporate action.

5.3.   Covenant to Support l80-Day Exclusivity Period.

5.3.1.   Notwithstanding the date upon which the Payment Period commences, Purepac acknowledges that IVAX' 180-Day Exclusivity will not begin to run until IVAX begins to sell Metformin Product after the date of this Agreement, dismissal of the Action in accordance with paragraph 2 above and reinstatement of its final marketing approval from FDA. Purepac agrees not to directly or indirectly challenge, interfere, petition FDA, or commence or seek to commence or support any other judicial or regulatory action that would interfere with Bank IVAX' manufacture, use or sale of Metformin Product during the 180-Day Exclusivity Period. In the event FDA, other ANDA sponsors for Metformin Product, or others take the position that IVAX' 180-Day Exclusivity period began to run on or about October 29, 2003, Purepac agrees to support any IVAX arguments against such an interpretation.

5.3.2.   Except as provided in paragraph 5.3.3 below, Purepac shall refrain from asserting or causing others to assert any claim to defeat IVAX's award of 180-Day Exclusivity.

5.3.3.   In the event that any third party challenges IVAX's 180-Day Exclusivity before the FDA or the Courts (other than a challenge to the date on which IVAX' exclusivity began to run), Purepac shall not be precluded from asserting its claim to 180-Day Exclusivity against FDA. In the event Purepac shall obtain 180-Day Exclusivity and IVAX desires to commercially sell its Metformin Product, Purepac and IVAX shall cooperate and promptly take all regulatory actions necessary to selectively waive Purepac's 180-Day Exclusivity to IVAX to permit IVAX to also commence commercial marketing of its own Metformin Product. Purepac shall not transfer or waive its 180-Day Exclusivity to any Person other than IVAX.

5.4.   Covenant not to Interfere with Purepac ANDA Approval. IVAX represents and warrants that other than the impediment to final approval for Purepac's ANDA for Metformin Product due to IVAX' l80-Day Exclusive marketing period, it will not interfere, or cause another to interfere, in anyway with Purepac's ability to obtain approval from FDA for the Purepac ANDA, including without limitation directly, or indirectly through the efforts of another, contacting, lobbying, corresponding, telephoning or approaching FDA regarding the Purepac ANDA. Notwithstanding the foregoing, IVAX shall not be precluded from defending or asserting in any manner its own claim of 180-Day Exclusivity.

5.5.   Compliance with Law. Each party hereby covenants that it shall materially comply with all federal, state and local laws and regulations applicable to it in connection with this Agreement.

5.6.   Further Assurances. Each party hereby covenants to prepare and file whatever filings, request or applications are required to be filed with any governmental authority in connection with this Agreement and to cooperate with one another as reasonably necessary to accomplish the foregoing and to carry out the transactions contemplated by this Agreement.

5.7.   Implied Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY AS TO METFORMIN PRODUCT OR ANY OTHER MATTER UNDER THIS AGREEMENT, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES TO THE FULLEST EXTENT ALLOWABLE BY LAW, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR FREEDOM FROM INFRINGEMENT.

5.8.   Disclaimer of Incidental and Consequential Damages. NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR THE OTHER PARTY'S INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT OR ANY METFORMIN PRODUCT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

6. Indemnification.

6.1. General. IVAX and Purepac shall at all times during and after the term of this Agreement be responsible for, and shall defend, indemnify, and hold the other party and its directors, officers, employees and Affiliates harmless from and against any and all third party claims, suits, and proceedings, and all expenses, recoveries, and damages, including reasonable legal expenses and costs including attorneys' fees, resulting therefrom, arising out of any breach by such party of its representations, warranties, covenants or obligations under this Agreement as well as the sale by each of its respective Metformin Product as contemplated by this Agreement.

6.2.   Procedure. A party (the "Indemnitee") that intends to claim indemnification under this Section 6 shall promptly notify the other party (the "Indemnitor") of any liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses of such counsel to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceedings. The indemnity obligation in this Section 6 shall not apply to amounts paid in settlements of any loss, claim, damage, liability or action if such settlement is effected without the written consent of the Indemnitor, which consent shall not be withheld unreasonably. The Indemnitor will not settle any action or proceeding that adversely affects the Indemnitee's rights hereunder without first obtaining the written consent of the Indemnitee, which consent shall not be withheld unreasonably. The Indemnitee, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by indemnification under this Section 6. No right of offset from the amounts payable hereunder, or obligation to repay amounts previously received hereunder, shall be created as a result of the resolution or enforcement of the Indemnity contemplated hereby.

7.     Term and Termination.

7.1.   Term. Other than the terms of paragraph 2 which shall become effective on the date this Agreement is executed, the Term of this Agreement shall begin on the Effective Date and terminate at the end of the 180-Day Exclusivity period with respect to Metformin Product, or such earlier date as this Agreement is terminated pursuant to this Agreement.

7.2.   Termination for Material Breach. Each party shall have a right to terminate in the event of a material breach of this agreement by the other party as follows: in the event that a party commits a material breach of any of the provisions of this Agreement, and fails to cure the same within 30 days of its receipt of a written notice giving full particulars of the breach and requiring it to be remedied.

7.3.   Consequences of Termination. Upon termination of the Agreement at the end of its Term or by the action of either party, the following shall be the consequences:

7.3.1.   any termination of this Agreement shall not release the parties from liabilities and obligations accrued as of the date thereof, and the obligation to pay any sums that have accrued to a party under this Agreement prior to the termination or expiry hereof shall survive the termination of this Agreement and be paid in full by the due date contemplated by this Agreement;

7.3.2.   all confidentiality provisions set out herein shall remain in full force and effect for a period of 5 years from the date of termination or expiry hereof;

7.3.3.   the rights in respect of inspection and audit shall continue in force as provided in paragraph 3.6; and

7.3.4.   additionally, the following provisions shall survive: paragraphs, 5.3, 5.4, 5.6, 5.7, 8.1, 8.2, and Sections 3, 6 and 9.

8. Confidentiality, Press Release.

8.1.   Confidentiality. Confidentiality shall be governed by the Confidentiality Agreement between Alpharma Inc. and IVAX dated September 29, 2003, a copy of which is attached hereto as Exhibit B, with the following amendments: The purpose for which the Information (as defined in the Confidentiality Agreement) may be used as referred to in Sections 1 and 2 shall include the uses necessary for a party to perform this Agreement, and the provisions of paragraphs 1 and 2 of the Confidentiality Agreement shall terminate five years after the termination or expiration of the Term of this Agreement. IVAX or Purepac, as applicable, may require any third party conducting an audit of such party pursuant to this Agreement to enter into a confidentiality agreement reasonably satisfactory to such audited party.

8.2.   Press Release. Neither party shall issue a press release concerning the subject matter of this Agreement without the other party's consent, which shall not be unreasonably withheld.

8.3.   FTC. Notwithstanding the confidentiality provisions contained herein, or in the Confidentiality Agreement, either party shall have the right, in its sole discretion, to send an information-only copy of this Agreement to the United States Federal Trade Commission, provided, however, that if it so chooses, such party shall notify the other party concurrently in writing.

9.    Miscellaneous.

9.1.   Successors and Assigns. This Agreement shall not be assigned by either party hereto without the prior written consent of the other party hereto, except that any party may assign this Agreement in whole or in part and delegate its duties hereunder to its Affiliate or Affiliates, without such consent provided that the assigning Affiliate shall continue to be fully responsible for any and all economic obligations arising hereunder, and provided that any party may assign this Agreement and delegate its duties hereunder without such consent in connection with a merger or sale of all or substantially all of the assets of the assigning party or other business combination of the assigning party. Any assignment or transfer of this Agreement, whether by operation of law or otherwise, in contravention of the foregoing, shall be null and void.

9.2.   Independent Contractor. The parties hereto shall be independent contractors, nothing in this Agreement shall create a relationship of partners, joint venturers, or of principal and agent, franchisor and franchisee, or of any association or relationship between the parties other than as expressly provided in this Agreement.

9.3.   Governing Law/Venue. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the parties hereunder, shall be construed under and governed by the laws of the State of New Jersey and the United States of America. Any dispute arising under this Agreement shall be brought exclusively in the Federal Courts of competent jurisdiction in the District of Columbia, and the Parties hereby irrevocably submit to the jurisdiction of such courts and waive any claim of forum non conveniens in connection with any such action.

9.4.   Entire Agreement; Amendment; Waiver. This Agreement together with any and all exhibits and schedules hereto, shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior oral or written negotiations, understandings and agreements regarding the subject matter hereof. This Agreement may not be modified, amended or terminated, nor may any provisions or right hereunder be waived, except by another agreement in writing executed by the parties hereto. No delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

9.5.   Notices. All notices, statements, and reports required to be given by one party to the other shall be in writing and shall be deemed to have been given (i) upon electronic confirmation of delivery, if sent by facsimile to the recipient below followed by a copy which shall be sent by overnight delivery to the same recipient, or (ii) upon delivery in person or (iii) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, when mailed registered or certified, return receipt requested, postage prepaid, and addressed as follows:

To Purepac:

Purepac Pharmaceutical Co.

14 Commerce Drive, Suite 301

Cranford, New Jersey 07016

Attn: President

with a copy to:

Purepac Pharmaceutical Co.

14 Commerce Drive, Suite 301

Cranford, New Jersey 07016

Attn: Vice President Law

To IVAX:

IVAX Pharmaceuticals, Inc.

4400 Biscayne Boulevard

Miami, Florida 33137

Attn: President

with a copy to:

IVAX Corporation

4400 Biscayne Boulevard

Miami, Florida 33137

Attn: General Counsel

Either party hereto may change the address to which notices to such party are to be sent by giving notice to the other party at the address and in the manner provided above. Any notice may be given, in addition to the manner set forth above, by telex, facsimile or cable, provided that the party giving such notice obtains acknowledgement by telex, facsimile or cable that such notice has been received by the party to be notified. Notice made in this manner shall be deemed to have been given when such acknowledgement has been transmitted.

9.6.   Captions. All section titles or captions contained in this Agreement, in any Schedule or Exhibit referred to herein or annexed hereto, and the table of contents, if any, to this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

9.7.   Attachments. All Schedules, Exhibits and other attachments to this Agreement are by this reference incorporated herein and made a part of this Agreement for all purposes hereunder.

9.8.   Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

9.9.   Prevailing Party. If either party commences an action against the other to interpret or enforce any of the Terms of this Agreement or as a result of a breach by the other party of any of its Terms, the prevailing party shall be entitled to recover from the nonprevailing party reasonable attorneys' fees, costs and expenses incurred by the prevailing party in connection with such action.

IN WITNESS WHEREOF IVAX and Purepac have caused this Agreement to be signed by their duly authorized representatives, under seal as of the day and year indicated below.

PUREPAC PHARMACEUTICAL CO.

By:/s/ Fred Lynch

Name: Fred Lynch

Title: President

IVAX PHARMACEUT1CALS, INC.

By:/s/ Jordan Sieger

Name: Jordan Sieger

Title: Vice President - Finance